Exhibit 23.5

Consent of Independent Auditor

We consent to the use of our report dated December 11, 2018 with respect to the consolidated financial statements of SIM Video International Inc. and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2016 and 2015, the related consolidated statements of earnings and comprehensive income (loss), changes in equity and cash flows for the years then ended, and related notes to the consolidated financial statements (collectively, “the financial statements”) incorporated by reference herein.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM Canada LLP

Chartered Professional Accountants

Licensed Public Accountants

December 11, 2018

Toronto, Ontario